STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement, dated as of November 19, 2025 (this “Agreement”), is made and entered into by and among AXIS Capital Holdings Limited, a company incorporated in Bermuda (the “Company”) and T-VIII PubOpps LP, a Delaware limited partnership (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller beneficially owns outstanding ordinary shares, par value $0.0125 per share (the “Shares”), of the Company; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Company desires to purchase from the Seller, and the Seller desires to sell to the Company, the Shares.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Purchase and Sale of the Shares. The Seller shall sell, transfer, assign, convey and deliver or cause to be sold, transferred, assigned, conveyed and delivered to the Company, and the Company shall purchase from the Seller, free and clear of any liens (other than any restrictions on transfer imposed by applicable foreign, federal and state securities and insurance laws), 2,404,133 Shares owned by the Seller to be sold to the Company for a purchase price per share equal to $98.90, for an aggregate purchase price of $237,768,754, payable as set forth below in Section 2.

2.Closing. The closing (the “Closing”) of the purchase and sale of the Shares contemplated hereby will take place on the date two business days after the date hereof or on such other date as may be agreed upon by the parties hereto (the date on which the Closing occurs, the “Closing Date”) unless another date is agreed to in writing by the Parties hereto. At the Closing, (a) the Company shall deliver to the Seller by wire transfer in immediately available funds the amount noted above in Section 1 to be paid by the Company and (b) the Seller shall transfer the Shares through Deposit/Withdrawal At Custodian (DWAC) to the Company’s account at the Company’s transfer agent.

3.Agreement. The Seller and the Company agree that each party hereto shall be responsible for all fees and expenses incident to its performance of, or compliance with, its obligations under this Agreement (including, in the case of the Seller, all applicable transfer taxes, if any, involved in the transfer to the Company of its Shares to be purchased by the Company).

4.Notices. Any notice, request, instruction or other document to be given hereunder by any person under this Agreement shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by nationally recognized overnight courier, or by facsimile:

(a)if to the Seller:
c/o Stone Point Capital LLC, manager
20 Horseneck Lane
Greenwich, CT 06830
Attention: David J. Wermuth, Esq.
Co-President and Chief Operating Officer
Telephone: (203) 862-2924

(b)if to the Company:
AXIS Capital Holding Limited
92 Pitts Bay Road
Pembroke HM 08
Bermuda
Attention: Christina Gray-Trefry
General Counsel
Telephone: (441) 496-2600

5.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Each party agrees that its executed signature page shall be held in escrow and shall not be released unless and until such party provides express written authorization that its respective signature is released.

6.Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

[signatures follow]

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

AXIS Capital Holdings Limited
By:	/s/ Peter Vogt
Name: Peter Vogt
Title: Chief Financial Officer

T-VIII PubOpps LP

By: T-VIII PubOpps GP LLC, its general partner

By: /s/ Sally DeVino
Name: Sally DeVino
Title: Vice President and Assistant Treasurer